Exhibit 10.1

AMENDMENT NO. 2 TO

WATSON PHARMACEUTICALS, INC.

KEY EMPLOYEE AGREEMENT

This Amendment No. 2 to Key Employee Agreement (this “Amendment”) by and between Allen Chao, Ph.D. (“Executive”) and Watson Pharmaceuticals, Inc. (the “Company”), a Nevada corporation is entered into as of August 1, 2007 (the “Effective Date”), and, to the extent provided herein, amends that certain Key Employee Agreement between Executive and the Company dated as of June 30, 1999, as amended November 15, 2000 (the “Agreement”).

WHEREAS, the Company and Executive have entered into the Agreement, pursuant to which Executive serves as Chairman of the Board, Chief Executive Officer and President of the Company; and

WHEREAS, the Executive desires to resign as Chief Executive Officer, and the Company wishes to accept such resignation and to retain Executive to serve as Chairman of the Board of Directors and Executive Chairman of the Company to assist in an orderly transition of senior management at the Company; and

WHEREAS, the Company and Executive desire to amend the Agreement to the extent provided herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.             EMPLOYMENT BY THE COMPANY.   Section 1 of the Agreement shall be deleted and replaced in its entirety with the following:

“1.              EMPLOYMENT BY THE COMPANY.  Executive’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2007, unless earlier terminated in accordance with the provisions hereof (the “Employment Term”).  Following the Employment Term, Executive shall continue to serve the Company, subject to such applicable stockholder and Board approval as may be required, as the Chairman of the Board of Directors of the Company (the “Board”) in accordance with the provisions hereof and the Company’s bylaws and other applicable governing documents.  Subject to the terms set forth herein, the Company agrees as follows:

1.1          Chief Executive Officer.  Executive shall be employed as Chief Executive Officer and President of the Company in accordance with the terms hereof commencing on the Effective Date and ending on September 4, 2007 (the “Transition Date”).

1.2          Executive Chairman.  Upon and following the Transition Date and until the expiration of the Employment Term, Executive shall, without any further action by the Company, cease to be employed as Chief Executive Officer and shall instead be employed as Executive Chairman of the Company.  Upon the earlier of the expiration of the Employment Term or other separation of employment, Executive’s separation shall for all purposes be deemed a resignation for Good Reason.

1.3          Board Membership.  During the period commencing on the Effective Date and ending at the Annual Meeting of Shareholders in 2010 (the “Board Term”), Executive shall serve as a member of the Board and, provided that Executive continues to be so nominated and duly elected, Executive shall also serve as Chairman of the Board, unless Executive resigns as a member of the Board or as Chairman of the Board.

1.4          Duties and Service Commitment.  During the Employment Term, Executive shall perform such duties as are assigned to him from time to time by the Board, consistent with the bylaws of the Company.  As Chief Executive Officer, Executive will devote his best efforts and substantially all of his business time and attention (except for paid time-off periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.  As Executive Chairman, Executive will devote up to seventy five percent (75%) of his business time and attention (except for paid time-off periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.  During the Board Term, Executive shall devote such services to the Company as the Board shall reasonably direct that are consistent with the position then held and as are mutually agreed to by Executive and the Company.  At all times during the Employment Term Executive shall abide by the general employment policies and procedures of the Company, except that wherever the terms of this Agreement may differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.  At all times during the Board Term, Executive shall abide by the Company’s bylaws and other applicable policies and procedures of the Company which apply to members of the Board.”

2.             COMPENSATION.  Section 2 of the Agreement shall be deleted and replaced in its entirety with the following:

“2.              COMPENSATION AND DIRECTOR FEES.

2.1          Base Salary.  During the Employment Term, Executive shall receive a base salary as set forth in Section 1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.

2.2          Bonus.  During the Employment Term, Executive shall be eligible to participate in the Company’s bonus plan at the senior executive level.  The Company shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of the bonus.  The amount of Executive’s bonus may be determined in part based on Executive’s performance with respect to certain goals established by the Company and attainment by the

Company of its planned financial objectives for the bonus period.  Notwithstanding the foregoing, no bonus is guaranteed to Executive.  Any bonus is subject to the approval of the Compensation Committee of the Board.  The Company retains the authority to review, grant, deny or revise any bonus in its sole discretion.  To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the Employment Term.  The target level of such bonus for 2007 is set forth in that certain Form 8-K filed with the U.S. Securities and Exchange Commission on March 2, 2007, and in Section 2 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.

2.3          Equity Awards.  Each equity-based award (e.g., stock option or restricted stock) granted to Executive by the Company prior to the Effective Date or thereafter shall be referred to herein as an “Award” for the purposes of this Agreement.  Each Award shall hereby be amended to the extent necessary to provide that Executive’s continued service as a member of the Board shall be treated the same as had his employment with the Company continued during such service, including without limitation, for the purposes of vesting and expiration.

2.3          Paid Time Off.  During the Employment Term, Executive shall be eligible to accrue paid time off (“PTO”) in accordance with the Company’s standard policy regarding PTO and in an amount commensurate with other employees at a level similar to that of the Executive.

2.4          Standard Company Benefits.  During the Employment Term, Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits plans (e.g., health and disability insurance, 401(k) retirement plan, etc.) and other benefits and incentives which may be in effect from time to time and provided by the Company to employees at levels similar to the Executive.

2.5          Director Fees.  During that portion of the Board Term which follows the Employment Term and provided that Executive remains a member of the Board, Executive shall receive the same compensation as other members of the Board, which for the term from the 2007 Annual Meeting of Shareholders until the 2008 Annual Meeting of Shareholders shall be $40,000, pro-rated for a partial year until the 2008 Annual Meeting of Shareholders.  During that portion of the Board Term which follows the Employment Term and provided that Executive remains the Chairman of the Board, Executive shall receive an additional $75,000 each year, pro-rated for partial years.”

3.             Resignation.  New Section 6.8 shall be inserted in the Agreement to read in its entirety as follows:

“6.8        Resignation.  Executive agrees that he has tendered his resignation as the Company’s President and Chief Executive Officer, and all other offices of the Company and its affiliates, effective as of September 4, 2007, and shall execute such further documents and papers as reasonably necessary to carry out and otherwise effectuate such resignation, provided that such resignation shall for all purposes be deemed a resignation for Good Reason.”

4.             Section 409A.  New Section 10.2 shall be inserted immediately after Section 10.1 of the Agreement, with subsequent sections renumbered accordingly, to read in its entirety as follows:

“This Agreement is intended to be interpreted and construed in a manner that does not cause Executive to incur federal tax liability under Section 409A of the Code.”

5.             EXHIBIT A.  Exhibit A of the Agreement shall be deleted and replaced in its entirety with the Exhibit A attached to this Amendment.

6.             EXHIBIT B.  Exhibit B of the Agreement shall be deleted and replaced in its entirety with the Exhibit B attached to this Amendment.

7.             NO OTHER CHANGES.  Except as provided in this Amendment, the Agreement shall remain in full force and effect.

8.             DEFINITIONS.       Unless otherwise defined herein, all capitalized terms shall have the meaning as set forth in the Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

Watson Pharmaceuticals, Inc.

By:	/s/ David A. Buchen
Name: David A. Buchen
Title: Senior Vice President, General Counsel and Secretary

Executive:

/s/ Allen Chao
Name: Allen Chao

EXHIBIT A

COMPENSATION AND SEVERANCE TERMS SCHEDULE

1.             BASE SALARY

For services to be rendered under this Agreement during the period of the Employment Term, Executive shall receive a base salary at an annualized rate of $920,000, payable in accordance with the Company’s standard payroll practices.

2.             BONUS

Executive’s annual bonus, if granted, shall be set by the Compensation Committee of the Board at the beginning of each fiscal year.  For fiscal year 2007, the Compensation Committee has set the Executive’s annual bonus target of up to $1,200,000.00, $800,000.00 of which shall be based upon achievement of certain financial goals, and the remaining $400,000.00 of which shall be at the discretion of the Compensation Committee, taking into account achievement of certain objectives.

3.             [Intentionally Omitted]

4.             SEVERANCE BENEFITS

4.1          Executive’s Termination of Employment.  Notwithstanding anything to the contrary in the Agreement, when Executive’s employment with the Company terminates for any reason (other than in a Change in Control Termination), such termination shall be deemed a resignation for Good Reason and the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release) or such later date as may be required under Section 4.4, as the only severance compensation and benefits all of the following:

(a)           A lump sum severance payment, subject to standard withholdings or deductions, in an amount equal to the sum of: (i) twenty-four (24) months of Executive’s then base salary; (ii) two times Executive’s target bonus to be earned for the year in which termination occurs or two times the bonus amount paid to the Executive in the prior year, whichever is greater; and (iii) Executive’s prorated bonus (based on Executive’s target bonus amount) for the year in which the termination occurs.

(b)           Continued group health insurance benefits for Executive and his current spouse (as of the Effective Date) (“Spouse”) for the rest of their lives (“Coverage Period”); provided, however, that once Executive or his Spouse becomes Medicare eligible, the Company shall coordinate that individual’s medical insurance benefits with Medicare, and such benefits shall be secondary to Medicare.  During the Coverage Period, the Company, at its election, shall either (i) arrange commercial medical coverage for Executive and his Spouse (which is (x) comparable to the medical benefits provided to Executive and his Spouse immediately prior to commencement of such commercial medical care coverage and (y) mutually agreeable to the

1

Company and Executive), or (ii) provide Executive and his Spouse continued coverage under the Company’s medical insurance plan.

(c)           Outplacement services for one year with a nationally recognized service selected by the Company.

4.2          [Intentionally Omitted]

4.3          Change of Control Termination.  In the event of a Change of Control Termination at any time during the Employment Term, the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release) or such later date as may be required pursuant to Section 4.4, as the only severance compensation and benefits: (a) the same severance compensation and benefits provided in Section 4.1 hereof and, (b) any unvested Awards held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and, if applicable, immediately exercisable in full as of the date of such termination.

4.4          Delayed Payments.  Notwithstanding anything in this Section 4 to the contrary, if the Company determines in good faith that any payment or benefit under this Section 4, that is payable to Executive on account of a termination of employment with the Company, constitutes a “deferral of compensation” under Code Section 409A (as set forth in IRS Notice 2005-1, or the final regulations issued thereunder by the U.S. Treasury Department (the “Final Regulations”), and that Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then the Company shall delay commencement of any such payment or benefit until six months after Executive’s termination of employment with the Company which constitutes a “separation from Service” (as such term is used in Code Section 409A) or, if later, the Effective Date of the Release attached hereto as Exhibit B (as “Effective Date” is defined in the Release) (the “409A Suspension Period”).  With respect to any benefits to be provided by the Company (such as continued health care benefits, if any), if necessary in order to avoid any additional tax or interest under Code Section 409A, Executive shall pay for such benefits directly during the 409A Suspension Period.  Within 15 calendar days after the end of the 409A Suspension Period, the Company shall pay to Executive a lump sum payment in cash equal to any payments and benefits (including interest on any such payments and benefits, at an interest rate equal to the 120-month rolling average yield to maturity of the index called the “Merrill Lynch U.S. Corporate, A Rated, 15+ Years Index” as of December 31 of the year preceding the year of termination, for the 409A Suspension Period) that the Company would otherwise have been required to provide under this Section 4 but for the imposition of the 409A Suspension Period.  Thereafter, Executive shall receive any remaining payments and benefits due under this Section 4 in accordance with the terms of this Section 4 (as if there had not been any suspension period).  The provisions of this paragraph shall apply only to the minimum extent required to avoid Executive’s incurrence of any additional tax or interest under Code Section 409A.  Executive shall execute the Release which is attached hereto as Exhibit B not later than January 15, 2008, so that the lump sum severance payment under Section 4.1(a) above will qualify as a “short-term deferral” that will not be treated as a “deferral of compensation” under Code Section 409A and the Final Regulations.

2

EXHIBIT B

RELEASE AGREEMENT

I understand that my position with Watson Pharmaceuticals, Inc. (the “Company”) terminated effective December 31, 2007 (the “Separation Date”).  The Company has agreed that if I choose to sign this Release, the Company will, within thirty (30) days after the Effective Date of this Release or such later date as may be required by Internal Revenue Code Section 409A, pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Key Employee Agreement entered into as of June 30, 1999, between myself and the Company, as amended from time to time (the “Agreement”), and any agreements incorporated therein by reference.  I understand that I am not entitled to such severance benefits unless I sign this Release.  I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued base salary and paid time off through the Separation Date, to which I am entitled by law.

As a material inducement for the Company to enter into the Agreement, and in exchange for the performance of the Company’s obligations under the Agreement provided for therein, I knowingly and voluntarily waive and release all rights and claims, known and unknown, which I may have against the Company and/or any of the Company’s related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives, including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind.  This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to my relationship with the Company.  This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (the “ADEA”) (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); and (11) any applicable state law counterpart of any of the foregoing, including, without limitation, including the California Fair Employment and Housing Act, the California Family Rights Act, claims for wages under the California Labor Code.  Notwithstanding the generality of the foregoing, I do not release (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (iii) claims to any severance payment or benefit entitlements vested as the date of separation of my employment pursuant to written terms of the Agreement or any employee benefit plan of the Company or any affiliate or subsidiary of the Company; (iv) claims to any equity awards which continue to vest following the separation of my employment, pursuant to the written terms of the applicable equity compensation plan, the agreements evidencing such awards and the Agreement; (iv) my right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that I do release my right to secure any damages for alleged discriminatory treatment; and (v) my right under applicable law and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of my employment duties. I

ACKNOWLEDGE THAT I HAVE BEEN ADVISED OF AND AM FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  BEING AWARE OF SAID CODE SECTION, I HEREBY EXPRESSLY WAIVE ANY RIGHTS I MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that this paragraph, and this Release, are written in a manner calculated to be understood by me, and the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days (forty-five (45) days in the event of a group termination) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

I acknowledge that I remain bound by the Employee Proprietary Information and Invention Agreement which I signed in connection with my employment (“Invention Agreement”) and that the provisions of the Invention Agreement shall remain in full force and effect. In accordance with my existing and continuing obligations under the Invention Agreement, I have returned to the Company all materials required to be returned pursuant to the Invention Agreement, as well as any other Company property in my possession.  In consideration for the severance benefits I am receiving hereunder, I agree that I will reasonably cooperate with the Company after the Separation Date to assure the smooth transition of pending matters and to answer questions which may arise from time to time regarding my former duties and responsibilities.  Effective as of the Separation Date, I resign any and all offices and directorships with the Company and any of its affiliates except as otherwise provided in the Agreement, and will execute all documents reasonably requested by the Company or its affiliates to effectuate such resignations.  Further, I agree that I will not hereafter disparage the Company or any of the Releasees, either orally or in writing, to any person or entity.  The Company agrees that its officers and directors will not disparage me, either orally or in writing, to any person or entity.

Agreed:

Date	ALLEN CHAO

Date	WATSON PHARMACEUTICALS, INC.

2